♦NEWS♦

FOR IMMEDIATE RELEASE:  February 13, 2008

CONTACT:
Brad Long / Investor Relations                                       Bevo Beaven, Sr. Vice President/GM
Galaxy Energy                                                                Warren Laird, Vice President
(360) 332-9821                                                               CTA Integrated Communications
(800) 574-4294                                                               (303) 665-4200

Galaxy Energy Appeals Amex Delisting

Denver, Colo. – February 13, 2008 – Galaxy Energy Corporation (Amex: GAX) has filed an appeal requesting a hearing before an American Stock Exchange (Amex) panel regarding the continued listing of the company’s common stock on the exchange. The appeal automatically stays the delisting of Galaxy's common stock pending a hearing date and Amex's decision.

As previously announced, Amex notified Galaxy that the company was no longer in compliance with the exchange’s continued listing standards, namely Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii), and 1003(a)(iv) of the Amex Company Guide, and was subject to delisting. Galaxy had the right to appeal the determination of the Amex staff by February 14, 2008.

The hearing is expected to be held within 45 days, with the time and place to be determined by Amex. During this period, Galaxy's stock will continue to be listed on the Amex pending the outcome of the appeal. No assurances can be given that the appeal will be successful.

If Galaxy’s appeal is not successful, the company would likely pursue quotation on the Over-the-Counter Bulletin Board (OTCBB). Galaxy traded on the OTCBB prior to listing on the Amex in November of 2005.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy’s filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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